Exhibit 99.1

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES

Consolidated Financial Statements
December 31, 2018, 2017 and 2016

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES

Independent Auditors’ Report

The Member
NRG South Central Generating LLC:
We have audited the accompanying consolidated financial statements of NRG South Central Generating LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG South Central Generating LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2018, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Philadelphia, Pennsylvania
April 15, 2019

NRG SOUTH CENTRAL GENERATING LLC

Consolidated Balance Sheets

(In thousands)

	As of December 31
Assets	2018	2017
Current assets:

Cash	$154,077	—
Accounts receivable - trade, net	49,123	43,928
Inventory	43,140	40,817
Deposit	10,000	10,000
Derivative instruments	83,081	53,560
Prepayments and other current assets	101	103

Total current assets	339,522	148,408

Property, plant, and equipment, net	783,416	858,637
Derivative instruments	86,173	52,032
Deferred income taxes	18,052	23,049
Other non-current assets	35,455	21,080

Total assets	$1,262,618	1,103,206

Liabilities and Member's Equity

Current liabilities:
Accounts payable	$24,790	30,145
Accounts payable - affiliates, net	24,356	—
Accrued expenses and other current liabilities	22,830	22,776
Derivative instruments	77,142	54,651

Total current liabilities	149,118	107,572

Out of market liabilities, net	49,920	65,661
Derivative instruments	81,583	48,140
Deferred income taxes	53,049	56,124
Asset retirement obligations	10,729	10,122

Total liabilities	344,399	287,619

Commitments and contingencies
Member's equity	918,219	815,587

Total liabilities and member's equity	$1,262,618	1,103,206

See accompanying notes to consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC

Consolidated Statements of Income

(In thousands)

	For the Year Ended December 31,
	2018	2017	2016
Operating revenue:
Energy revenue	$383,952	379,372	368,054
Capacity revenue	262,395	243,481	275,093
Mark-to-market for economic hedging activities	10,342	(21,580)	25,469
Other revenue	28,859	27,126	30,452

Total operating revenue	685,548	628,399	699,068

Operating costs and expenses
Cost of fuels	372,539	352,913	341,745
Mark-to-market for economic hedging activities	1,291	(1,791)	(4,162)
Operations and maintenance	123,841	130,134	142,581
General and administrative	12,185	23,612	32,662
Depreciation	86,177	86,386	89,986
Impairment loss	—	—	8,258

Total operating costs and expenses	596,033	591,254	611,070

Gain on settlement	—	19,923	—
Gain on insurance claim	—	7,758	—
Gain on business interruption	—	3,405	13,125

Operating income	89,515	68,231	101,123

Other income	2,456	1,071	362

Income before income taxes	91,971	69,302	101,485

Income tax expense	22,781	13,334	40,879

Net income	$69,190	55,968	60,606

See accompanying notes to consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC

Consolidated Statements of Member's Equity

(In thousands)

	Member's units	Additional paid-in capital	Retained earnings/ (deficit)	Total member's equity
Balances at January 1, 2016	1	929,466	—	929,467

Net income	—	—	60,606	60,606
Return of capital and dividends to NRG	—	(58,745)	(60,606)	(119,351)

Balances at December 31, 2016	1	870,721	—	870,722

Net income	—	—	55,968	55,968
Return of capital and dividends to NRG	—	(55,135)	(55,968)	(111,103)

Balances at December 31, 2017	$1	815,586	—	815,587

Net income	—	—	69,190	69,190

Capital contribution from NRG	—	33,442	—	33,442

Balances at December 31, 2018	$1	849,028	69,190	918,219

See accompanying notes to consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	$69,190	55,968	60,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and accretion	86,875	87,043	89,375
Amortization of out-of-market contracts	(15,741)	(14,449)	(14,784)
Changes in derivative instruments	(7,729)	21,007	(31,849)
Changes in deferred income taxes	1,922	(19,440)	15,356
Loss on sale or disposal of assets	448	2,012	23,301
Income from property damage insurance claim	—	(7,758)	(42,100)
Impairment loss	—	—	8,258
Cash provided/(used) by changes in other working capital
Accounts receivable - trade	(5,195)	2,622	(357)
Insurance receivable	—	3,279	(3,279)
Inventory	(2,322)	3,993	30,297
Prepayments and other assets	(14,374)	(7,901)	(12,513)
Deposit	—	(10,000)	—
Accounts payable and other accrued expenses	(1,149)	17,125	(498)
Accounts payable - affiliates, net	24,356	(32,627)	(1,330)

Net cash provided by operating activities	136,280	100,874	120,483

Cash flows from investing activities:
Cash proceeds from insurance for property damage	—	22,358	27,500
Capital expenditures	(15,645)	(12,129)	(28,632)

Net cash (used)/provided by investing activities	(15,645)	10,229	(1,132)

Cash flows from financing activities:
Return of capital to NRG, net	—	(55,135)	(58,745)
Dividend to NRG	—	(55,968)	(60,606)
Capital contribution from NRG	33,442	—	—

Net cash used by financing activities	33,442	(111,103)	(119,351)

Net change in cash and cash equivalents	154,077	—	—

Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$154,077	—	—

Supplemental disclosure of cash flow information:
Noncash LTSA capital assets transferred to PP&E	—	11,112	11,768
Noncash increase/(decrease) in accrued expenses and other current liabilities	1,350	302	(2,630)

See accompanying notes to consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

(1)	Nature of Business
NRG South Central Generating LLC, or the Company, is a Delaware limited liability company and is a wholly owned subsidiary of NRG Energy, Inc. or NRG. The Company, through its wholly owned subsidiaries, owns the following generating facilities that operate within the Midcontinent Independent System Operator, Inc., or MISO, power market:

Name of Facility	Primary Fuel	Location	Net Megawatt (MW) Capacity	% Owned
Bayou Cove	Natural Gas	LA	225	100
Big Cajun I	Natural Gas	LA	430	100
Big Cajun II Unit 1	Coal	LA	580	100
Big Cajun II Unit 2	Natural Gas	LA	540	100
Big Cajun II1 Unit 3	Coal	LA	341	58
Cottonwood	Natural Gas	TX	1,263	100
Sterlington	Natural Gas	LA	176	100

[1]The Company owns an undivided interest this jointly-owned facility. The facility is maintained and operated pursuant to their joint ownership participation and operating agreements. The Company is responsible for its share of the operating costs and direct expenses and includes its proportionate share of the facility and related revenues and direct expenses in the corresponding balance sheet and income statement captions of the consolidated financial statements.

These generation assets participate in the MISO day-ahead and real-time energy and ancillary services markets. Additionally, MISO employs a one-year forward resource adequacy construct, in which capacity resources can compete for fixed cost recovery in the capacity auction. The facilities also provide full requirements services to load-serving entities, including cooperatives and municipalities in the MISO region.

The Company was a guarantor of NRG’s senior notes, secured term loan and tax-exempt bonds, which totaled $6.5 billion as of December 31, 2018, along with many of NRG’s domestic 100% owned subsidiaries. The guarantees provided by NRG’s guarantor subsidiaries are joint and several. NRG’s debt and related interest expense have not been allocated to the Company for any of the periods presented since the Company is not the legal obligor of the debt and NRG’s debt borrowings were not directly attributable to the Company.

On February 4, 2019, NRG completed the sale of the Company to Cleco Energy LLC, or Cleco, for cash of $1.0 billion excluding working capital and other adjustments resulting in $962 million in net proceeds. In conjunction with the sale, NRG entered into a sale leaseback agreement for the Cottonwood facility through

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

May 2025. With the completion of this sale, the Company has ceased to be a guarantor for NRG’s senior notes, secured term loan and tax-exempt bonds.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Accounting Standards Codification, or ASC established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities.
The consolidated financial statements include the Company’s accounts and operations and those of its subsidiaries in which the Company has a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation. The Company has no involvement with variable interest entities. Costs for certain administrative services performed by NRG have been allocated to the financial statements based on the Company’s planned operating expenses relative to all operating subsidiaries to which NRG provides similar services and also charges the Company for certain other services based on usage. Management believes this method of allocation is reasonable. These allocations and charges may not be necessarily indicative of what would have been incurred had the Company been operating on a standalone basis. See Note 10, Related Party Transactions, for further discussion.

(b)	Trade Receivables and Allowance for Doubtful Accounts

Accounts receivable related to contracts with customers are reported in the consolidated balance sheets at the invoiced amount. Accounts receivable for contracts accounted for as derivative instruments under ASC 815 are immaterial as of December 31, 2018. The Company reviews and adjusts its allowance for doubtful accounts monthly. All past‑due balances are reviewed individually for collectability. Account balances past due over 120 days are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no allowances for doubtful accounts at December 31, 2018 and 2017.

(c)	Inventory

Inventory is valued at the lower of weighted average cost or market and consists principally of coal and spare parts. The Company removes the coal inventory as it is used in the production of electricity. Spare parts inventory is valued at a weighted average cost. The Company removes these inventories when they are used for repairs, maintenance, or capital projects. The Company expects to recover these costs in the ordinary course of business. See Note 5, Inventory, for further discussion.

(d)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight‑line method over the estimated useful lives of the assets. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included as part of operations and maintenance in the consolidated statements of income. See note 6, Property, Plant, and Equipment.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

(e)	Asset Impairments

Long‑lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews were performed in accordance with ASC 360, Property, Plant, and Equipment. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from use of an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value with the difference recorded in operating costs and expenses in the consolidated statements of income. Fair values are determined by a variety of valuation methods, including third‑party appraisals, sales prices of similar assets, and present value techniques. See Note 7, Impairments, for further discussion.

(f)	Income Taxes

The Company accounts for income taxes using the liability method in accordance with ASC 740, which requires that the Company use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.
The Company has two categories of income tax expense or benefit - current and deferred, as follows:
•Current income tax expense or benefit consists solely of current taxes payable less applicable tax credits, and
•Deferred income tax expense or benefit is the change in the net deferred income tax asset or liability
The Company reports some of its revenues and expenses differently for financial statement purposes than for income tax return purposes, resulting in temporary and permanent differences between the Company's financial statements and income tax returns. The tax effects of such temporary differences are recorded as either deferred income tax assets or deferred income tax liabilities in the Company's consolidated balance sheets. The Company measures its deferred income tax assets and deferred income tax liabilities using income tax rates that are currently in effect. The Company believes it is more-likely-than not that the results of future operations will generate sufficient taxable income which includes the future reversal of existing taxable temporary differences to realize deferred tax assets, net of valuation allowances. In arriving at this conclusion to utilize projections of future profit before tax in its estimate of future taxable income, the Company considered the profit before tax generated in recent years. In accordance with ASC 805 and as discussed further in Note 11, Income Taxes, changes to existing net deferred tax assets or changes to uncertain tax benefits, are recorded to income tax expense.
The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a provision for separate company federal and state income taxes has been reflected in the accompanying consolidated financial statements as if the Company was a standalone entity. See Note 11, Income Taxes, for further discussion. As a result of the Company being included in NRG Energy Inc.’s consolidated tax return, federal and state tax payable amounts resulting from the tax provision are reflected as a contribution by the member in the consolidated statements of member’s equity and consolidated balance sheets. Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

(g)	Revenue Recognition

On January 1, 2018, the Company adopted the guidance in ASC 606, Revenue from Contracts with Customers, using the modified retrospective method applied to contracts that were not completed as of the adoption date.  There was no impact to the Company’s consolidated financial statements upon adoption.  Following the adoption of the new standard, the Company’s revenue recognition of its contracts with customers remains materially consistent with its historical practice. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. In general, the Company applies the invoicing practical expedient to recognize revenue for the revenue streams detailed below, except in circumstances where the invoiced amount does not represent the value transferred to the customer. The Company's policies with respect to its various revenue streams are detailed below.
Energy - The Company enters into both physical and financial transactions to optimize the financial performance of its generating facilities. Electric energy revenue is recognized upon transmission to the customer over time, using the output method for measuring progress of satisfaction of performance obligations.  Physical transactions, or the sale of generated electricity to meet supply and demand, are recorded on a gross basis in the Company’s consolidated statements of income. Financial transactions, or the buying and selling of energy for trading purposes, are recorded net within operating income in the consolidated statements of income in accordance with ASC 815, Derivatives and Hedging.
Capacity - Capacity revenue is recognized when contractually earned and consists of revenue billed to a third party at either the market or a negotiated contract price for making installed capacity available in order to satisfy system integrity and reliability requirements.  Capacity revenues are recognized over time, using the output method for measuring progress of satisfaction of performance obligations. The Company applies the invoicing practical expedient, where applicable, in recognizing energy and capacity revenue under the new standard. Under the practical expedient, revenue is recognized based on the invoiced amount which is equal to the value to the customer of the Company’s performance obligation completed to date.
Other revenue - Other revenue primarily consists of revenue recognized on the amortization of out of market liability contracts that were valued under ASC 852, Reorganizations, when NRG emerged from bankruptcy in 2003. Liabilities recognized related to the sale of electric capacity and energy in future periods for which the fair value has been determined to be significantly less than market and are amortized to revenue over the term of each underlying contract based on actual generation and/or contracted volumes. See Note 8, Out of Market Liabilities, for further information. Additionally, the Company recognizes revenue for ancillary services including reactive power supply to MISO.  Reactive power supply revenue is recognized through tariff based rates and consists of revenue billed to MISO at Federal Regulatory Energy Commission’s approved monthly revenue requirement for Reactive Supply Service for making reactive power supply available in order to satisfy system integrity and reliability requirements.  Reactive revenues are recognized over time and are set at the time FERC approves the monthly revenue requirement for Reactive Service through a tariff filing process. The Company applies the invoicing practical expedient and recognizes revenue based on the invoiced amount which is equal to the value to the customer of the Company’s performance obligation completed to date.
The following table represents the Company’s disaggregation of revenues from contracts with customers (in thousands):

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

	ASC 606	ASC 815	Contract Amort.	TOTAL
Energy Revenue	$385,129	(1,177)	—	383,952
Capacity Revenue	262,395	—	—	262,395
MTM	—	10,342	—	10,342
Other	14,642	(1,524)	15,741	28,859
	$662,166	7,641	15,741	685,548

For the year ending December 31, 2018, total revenue from Contracts with Customers is as follows (in thousands):

Total Operating Revenue	$685,548
Less: Derivative Revenue	7,641
Less: Contract Amortization	15,741
Total Revenue from Contracts with Customers	$662,166

The following amounts of energy and other revenue relate to the derivative instruments and are accounted for under ASC 815 (in thousands):

Energy revenue	$(1,177)
Other	$(1,524)

(h)	Derivative Instruments

The Company accounts for derivative financial instruments under ASC 815, which requires the Company to record all derivatives on the consolidated balance sheets as either assets or liabilities and to measure them at fair value at the reporting period unless they qualify for a normal purchase normal sale, or NPNS, exception. The Company’s primary derivative instruments are fuel and power purchase contracts used to manage price risk. NRG Power Marketing, LLC, or PML, a wholly owned subsidiary of NRG, is the market-facing entity that transacts with counterparties for each of the Company’s derivative instruments. PML passes these transactions through to the Company. See Note 4, Accounting for Derivative Instruments, for further discussion.

(i)	Asset Retirement Obligations

The Company accounts for asset retirement obligations, or AROs, in accordance with ASC 410‑20, Asset Retirement and Environmental Obligations, or ASC 410‑20. Retirement obligations associated with long‑lived assets included within the scope of ASC 410‑20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410‑20 requires the Company to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.
Upon initial recognition of a liability for an ARO, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long‑lived asset by the same amount. Over time, the liability is accreted to its future value, and the capitalized cost is depreciated over the useful life of the related asset. See Note 9, Asset Retirement Obligations, for further discussion.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

(j)	Long-Term Services Agreement

On November 15, 2010, NRG acquired Cottonwood Energy Company, LP and assumed the terms of the Long‑Term Services Agreement, or LTSA, with GE International, Inc. or GE, to provide program parts, miscellaneous hardware, program management services, and scheduled outage services to maintain the combustion turbines for the earlier of 120,000 fired hours, 4,500 starts, or 25 years from effective date. The Company expects the LTSA to remain effective until 2025. The Company is obligated to make annual payments of $250,000 as a fixed annual fee. In addition, the Company is obligated to pay a variable fee based on fired hours or starts which the payments are recorded to other non-current assets. The Company made variable payments of $14.1 million, $13.1 million, and $4.8 million during the years ended December 31, 2018, 2017 and 2016, respectively. The Company records the accumulated costs to property, plant and equipment, net as the work is performed and recorded $0, $11.1 million and $11.8 million for the years ended December 31, 2018, 2017 and 2016, respectively.
The following table presents expected payments for the LTSA for the next five years and thereafter (in thousands):

Year ending December 31:
2019	13,201
2020	13,887
2021	13,931
2022	13,739
2023	13,610
Thereafter	27,220
$95,588

(k)	Other Comprehensive Income
The Company’s total comprehensive income is equal to net income for the years ended December 31, 2018, 2017 and 2016.

(l)	Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used for such items as asset depreciable lives, environmental liabilities and contingencies, among others, including allocated costs for tax provisions and valuation of energy commodity contracts.

(3)	Fair Value of Financial Instruments

For cash, accounts receivable - trade, insurance receivable, deposit, accounts payable, accounts payable - affiliates, net, accrued expenses and other current liabilities, and other non-current assets, the carrying amounts approximate fair value because of the short‑term maturity of those instruments and are classified as Level 1 within the fair value hierarchy.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

Fair Value Accounting under ASC 820
ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

•
Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date. The Company’s financial assets and liabilities utilizing Level 1 inputs exchange-traded energy derivatives.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. The Company’s financial assets and liabilities utilizing Level 2 inputs include exchange‑based derivatives and over‑the‑counter forwards.

•
Level 3 - Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date. The Company’s assets and liabilities utilizing Level 3 inputs include infrequently traded and nonexchange-based derivatives, which are measured using present value pricing models.

In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair measurement in its entirety falls, based on the lowest-level input that is significant to the fair value measurement in its entirety.

(a)	Recurring Fair Value Measurements
The following tables present assets and liabilities associated with commodity derivative contracts that are measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands):

	December 31, 2018
	Fair Value
	Level 1	Level 2	Level 3	Total
Derivative assets	$4,852	158,447	5,955	169,254
Derivative liabilities	1,617	156,526	582	158,725

	December 31, 2017
	Fair Value
	Level 1	Level 2	Level 3	Total
Derivative assets	$4,716	100,179	697	105,592
Derivative liabilities	5,559	93,910	3,322	102,791

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

The following table reconciles the beginning and ending balances for derivatives that are recognized at fair value in the Company’s consolidated financial statements at least annually using significant unobservable inputs for the years ended December 31, 2018 and 2017:

	Fair value measurement using significant unobservable inputs
	Derivatives (a)
	2018	2017
Balance as of beginning of period	$(2,625)	(1,474)
Total gains (realized/unrealized) included in earnings	2,327	1,792
Purchases	5,671	(2,943)

Balance as of end of period	$5,373	(2,625)

(Losses)/gains for the period included in earnings attributable to the change in unrealized gains or losses relating to assets or liabilities still held at the end of the period	$(452)	415

(a) Consists of derivatives assets and liabilities, net

Realized gains and losses included in earnings that are related to energy derivatives are recorded in operating revenue.

(b)	Derivative Fair Value Measurements

A portion of the Company’s contracts are exchange-traded contracts with readily available quoted market prices. A majority of the Company’s nonexchange-traded contracts are valued using prices provided by external sources, primarily price quotations available through brokers or over-the-counter and online exchanges. For the majority of the Company’s markets, the Company receives quotes from multiple sources. To the extent that the Company receives multiple quotes, prices reflect the average of the bid-ask midpoint prices obtained from all sources that the Company believes provide the most liquid market for the commodity. If the Company receives one quote, then the midpoint of the bid-ask spread for that quote is used. The terms for which such price information is available vary by commodity, region, and product. A significant portion of the fair value of the Company’s derivative portfolio is based on price quotes from brokers in active markets who regularly facilitate those transactions and the Company believes such price quotes are executable. The Company does not use third-party sources that derive price based on proprietary models or market surveys. The remainder of the assets and liabilities represents contracts for which external sources or observable market quotes are not available. These contracts are valued based on various valuation techniques including but not limited to internal models based on a fundamental analysis of the market and extrapolation of observable market data with similar characteristics. Contracts valued with prices provided by models and other valuation techniques make up 4% of derivative assets and 0% of derivative liabilities as of December 31, 2018 and 1% of derivative assets and 3% of derivative liabilities as of December 31, 2017.
The Company’s significant positions classified as Level 3 are financial transmission rights, or FTRs. The Company uses the most recent auction prices to derive the discounted fair value.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

The following tables quantify the significant unobservable inputs used in developing the fair value of the Company’s Level 3 positions as of December 31, 2018 and 2017 (in thousands):

	Significant unobservable inputs
	December 31, 2018
	Fair Value				Input/Range
	Assets	Liabilities	Valuation technique	Significant unobservable input	Low	High	Weighted average
FTRs	$5,955	582	Discounted cash flow	Auction prices (per MWh)	$(12)	11	1

	Significant unobservable inputs
	December 31, 2017
	Fair Value				Input/Range
	Assets	Liabilities	Valuation technique	Significant unobservable input	Low	High	Weighted average
FTRs	$697	3,322	Discounted cash flow	Auction prices (per MWh)	(3)	4	—

The following table provides sensitivity of fair value measurements to increase (decrease) in significant unobservable inputs as of December 31, 2018 and 2017:

Significant unobservable input	Position	Change in input	Impact on fair value measurement
FTR prices	Buy	Increase (decrease)	Higher (lower)
FTR prices	Sell	Increase (decrease)	Lower (higher)

The fair value of each contract is discounted using a risk-free interest rate. In addition, the Company applies a credit reserve to reflect credit risk, which is calculated based on published default probabilities. To the extent that the Company’s net exposure under a specific master agreement is an asset, the Company uses the counterparty’s default swap rate. If the exposure under a specific master agreement is a liability, the Company uses the Company’s default swap rate. The credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the Company’s liabilities or that a market participant would be willing to pay for the Company’s assets. As of December 31, 2018 and 2017, the credit reserve had an immaterial impact in fair value in operating revenue and operating costs.
The fair values in each category reflect the level of forward prices and volatility factors as of December 31, 2018, and may change as a result of changes in these factors. Management uses its best estimates to determine the fair value of commodity and derivative contracts the Company holds and sells.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

These estimates consider various factors including closing exchange and over-the-counter price quotations, time value, volatility factors, and credit exposure. It is possible, however, that future market prices could vary from those used in recording assets and liabilities from energy marketing and trading activities and such variations could be material.

(4)	Accounting for Derivative Instruments

ASC 815 requires the Company to recognize all derivative instruments on the consolidated balance sheets as either assets or liabilities and to measure them at fair value each reporting period. Changes in the fair value will be immediately recognized in earnings.

(a)	Energy-Related Commodities

To manage the commodity price risk associated with the Company’s wholesale power sales from its electric generation facilities and fuel costs, the Company enters into a variety of derivative hedging instruments, utilizing the following:

•	Forward contracts, which commit the Company to purchase or sell energy commodities or purchase fuels in the future.

•	Futures contracts, which are exchange-traded standardized commitments to purchase or sell a commodity or financial instrument.

•	Swap agreements, which require payments to or from counterparties based upon the differential between two prices for a predetermined contractual, or notional, quantity.

The objectives for entering into derivative contracts include the following:

•	Fixing the price for a portion of anticipated future electricity sales that provides an acceptable return on the Company’s electric generation operations.

•	Fixing the price of a portion of anticipated fuel purchases for the operation of the Company’s power plants.

The Company’s trading and hedging activities are subject to limits within NRG’s risk management policy. These contracts are recognized on the consolidated balance sheet at fair value and changes in the fair value of these derivative instruments are recognized in earnings. As of December 31, 2018, the Company had energy-related derivative instruments extending through 2022.

(b)	Volumetric Underlying Derivative Transactions

The following table summarizes the net notional volume buy (sell) of the Company’s open derivative transactions broken out by commodity, as of December 31, 2018 and 2017:

		Total volume
		December 31
Commodity	Units	2018	2017
Coal	Short Ton	159	1,999
Power	MWh	(9,783)	(617)
Natural Gas	MMBtu	69,993	4,362

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

The decrease in coal position was primarily the result of a full year 2019 coal contract not being executed by December 31, 2018. The increase in power and natural gas positions were primarily the result of additional trading activity in 2018.

(c)	Fair Value of Derivative Instruments
The following table summarizes the fair value within the derivative instrument valuation on the balance sheet (in thousands):

	At December 31, 2018		At December 31, 2017
	Derivative assets	Derivative liabilities	Derivative assets	Derivative liabilities
Derivatives not designated as cash flow or fair value hedges:
Commodity contracts current	$83,081	77,142	53,560	54,651
Commodity contracts long term	86,173	81,583	52,032	48,140
Total derivatives not designated as cash flow or fair value hedges	$169,254	158,725	105,592	102,791

The Company has elected to present derivative assets and liabilities on the balance sheet on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. Collateral received or paid is maintained at the NRG Energy Inc. level and is not allocated to regions as of December 31, 2018 and 2017. The following tables summarize the offsetting derivatives by counterparty master agreement level (in thousands):

	Gross amounts not offset in consolidated balance sheet
	Gross amounts of recognized assets/liabilities	Derivative instruments	Net amount
As of December 31, 2018
Commodity contracts:
Derivative assets	$169,254	(158,435)	10,819
Derivative liabilities	(158,725)	158,435	(290)

Total derivative instruments	$10,529	—	10,529

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

	Gross amounts not offset in consolidated balance sheet
	Gross amounts of recognized assets/liabilities	Derivative instruments	Net amount
As of December 31, 2017
Commodity contracts:
Derivative assets	$105,592	(99,482)	6,110
Derivative liabilities	(102,791)	99,482	(3,309)

Total derivative instruments	$2,801	—	2,801

(d)	Impact of Derivative Instruments on the Statements of Income
The following tables summarize the effects of economic hedges on the Company’s consolidated statements of income. These amounts are included within operating revenue and operating costs and expenses (in thousands):

		December 31
	2018	2017	2016
Unrealized mark-to-market results:
Reversal of previously recognized unrealized losses/(gains) on settled positions related to economic hedges	$734	(31,834)	5,427
Net unrealized gains on open positions related to economic hedges	8,317	12,045	24,204
Total unrealized mark-to-market gains/ (losses) for economic hedging activities	9,051	(19,789)	29,631
Reversal of previously recognized unrealized (gains)/losses on settled positions related to trading activity	(121)	(878)	1,925
Net unrealized (losses)/gains on open positions related to trading activity	(1,403)	(501)	731
Total unrealized mark-to-market (losses)/ gains for trading activity	(1,524)	(1,379)	2,656
Total unrealized gain/(losses)	$7,527	(21,168)	32,287

		December 31
	2018	2017	2016
Operating revenue	$8,819	(22,959)	28,125
Operating costs	(1,291)	1,791	4,163
Total impact to statements of operations	$7,528	(21,168)	32,288

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

For year ended December 31, 2018, the $8,318 thousand gain from economic hedge positions was primarily the result of an increase in the value of FTR transactions executed during the year.
For year ended December 31, 2017, the $12,045 thousand gain from economic hedge positions was primarily the result of an increase in the value of forward sales of MISO power due to a decrease in MISO power prices.
For year ended December 31, 2016, the $24,205 thousand gain from economic hedge positions was primarily the result of an increase in the value of forward purchases of natural gas due to an increase in natural gas prices.

(5)	Inventory
As of December 31, 2018 and 2017, inventory consists of the following (in thousands):

	2018	2017
Spare parts	$25,432	23,967
Coal	17,708	16,850
Total	$43,140	40,817

(6)	Property, Plant, and Equipment
The Company’s major classes of property, plant, and equipment as of December 31, 2018 and 2017 were as follows (in thousands):

	2018	2017
Facilities and equipment	$1,693,662	1,691,042	3 to 10 years
Land and land improvements	70,181	61,997	9 to 40 years
Buildings	51,635	51,925	12 to 40 years
Construction in progress	2,855	3,327
Total property, plant and equipment	1,818,333	1,808,291

Less accumulated depreciation	(1,034,917)	(949,654)

Property, plant and equipment, net	$783,416	858,637

Cottonwood Flooding

During March 2016, NRG's Cottonwood generating station was damaged by record flooding of the nearby Sabine River. The generating station was returned to service in the third quarter of 2016. The Company incurred operations and maintenance expenses of $34.4 million, capital expenditures of $12.7 million and disposed of damaged property with a carrying value of $18.3 million.

Through December 31, 2016, the Company recognized $42.1 million of insurance recoveries as a decrease to operations and maintenance expense and $13.1 million of business interruption proceeds recorded as gain on business interruption. The Company collected $27.5 million of insurance proceeds related to property damage and $9.8M related to business interruption proceeds during 2016. As of December 31, 2016, the

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

amount of insurance proceeds due from insurance carriers was $17.9 million. This amount was collected in January 2017.
During the third quarter of 2017, the Company reached a final settlement with the insurance companies and recorded a $7.8 million gain on insurance claim and $3.4 million as gain on business interruption on the consolidated statements of income as of December 31, 2017. These amounts were collected in 2017.

(7)	Impairments
Big Cajun 1 Steam Units - During 2016, the Company added environmental controls to the Big Cajun 1 Steam Units. Subsequently, the Company determined that based on projected future losses and the decision not to seek recovery of the costs from load contract customers, there was a triggering event that required the Company to evaluate these assets for impairment. The Company determined that the assets were impaired and recorded an impairment loss of $8.3 million during the year ended December 31, 2016 reducing the carrying value to $0 as of December 31, 2016.

(8)	Out of Market Liabilities
The Company’s out of market liabilities represent the out of market component of certain of the Company’s load contracts that were valued under ASC 852, Reorganizations, when NRG emerged from bankruptcy in 2003. The Company records the amortization of the liabilities as operating revenues based on the amount of MW-hours sold in the period. Amortization of approximately $15.7 million, $14.4 million and $14.8 million was recorded for the years ended December 31, 2018, 2017, and 2016, respectively, in other revenues in the consolidated statements of income. The Company expects to amortize the following amounts over the next four years (in thousands):

2019	$16,272
2020	16,661
2021	13,663
2022	3,324

(9)	Asset Retirement Obligations
The Company’s AROs primarily related to the future dismantlement of equipment on leased property. The following table presents the balance of the ARO obligations as of December 31, 2018 and 2017 along with the related accretion expense related to the Company’s ARO for the year ended December 31, 2018 (in thousands):

Balance as of December 31, 2017	$10,122
Payments	(91)
Accretion expense	698
Balance as of December 31, 2018	$10,729

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

(10)	Related Party Transactions

(a)	Energy Marketing Services Agreements
Certain of the Company’s subsidiaries have each entered into energy marketing services agreements with NRG Power Marketing, LLC, or PML, a wholly owned subsidiary of NRG. The agreements extend for one year terms, unless terminated by either party upon at least 90 days written notice prior to the end of any such term. Under the agreements, PML has the exclusive right to manage, market and sell all power not otherwise sold or committed to by the Company’s operating facilities, to procure and provide the facilities with fuel required to operate and to market, sell and purchase all emission credits owned, earned or acquired by the subsidiaries.
In addition, PML has the exclusive right and obligation to direct the power output from the facilities. Under the agreements, PML pays the Company gross receipts generated through sales, less costs incurred by PML related to providing services such as transmission and delivery costs, fuel costs, taxes, employee labor and contract services.
For the year ended December 31, 2016, the Company incurred fees to PML of $217 thousand related to these services, which was reflected in cost of fuels on the consolidated statements of income. These fees charged within the agreements were terminated in June 2016. However, PML continued to provide energy marketing services through the date of the sale.
To manage the commodity price risk associated with the Company’s fuel supply activities and the price risk associated with wholesale power sales from the Company’s subsidiaries, the Company may enter into derivative hedging instruments, namely, forward contracts that commit the Company to sell energy commodities or purchase fuels in the future. The objectives for entering into derivatives contracts designated as hedges include fixing the price for a portion of anticipated future electricity sales and fixing the price of a portion of anticipated fuel purchases for the operation of the Company’s subsidiaries. The Company’s primary derivative instruments are fuel and power purchase contracts used to manage price risk. PML is the market-facing entity that transacts with counterparties for each of the Company’s derivative instruments. PML passes these transactions through to the Company.
Due to the sale of the Company, these services have been terminated as of February 4, 2019.
The following table presents the amounts described above that are included within the Company’s consolidated statements of income (in thousands):

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

	2018	2017	2016
Energy revenue	$470	45,782	69,329
Capacity revenue	1,910	2,844	10,360
Mark-to-market for hedging activities	10,342	(21,580)	25,469
Other revenue	(1,434)	(984)	3,173
Total operating revenue	11,288	26,062	108,331

Cost of fuels	10,859	18,157	42,924
Mark-to-market for hedging activities	1,291	(1,791)	(4,162)
Total operating expense	$12,150	16,366	38,762

Amounts due to NRG as of December 31, 2018 and 2017 were $18.9 million and $0, respectively.

(b)	Operation and Maintenance Agreements
Certain of the Company’s subsidiaries entered into operation and maintenance agreements with NRG Operating Services, Inc., or NRG Operating, a wholly owned subsidiary of NRG. Under the agreement, NRG Operating managed, oversaw and supplemented the operating and maintenance of the facilities. For the year ended December 31, 2016, the Company incurred $200 thousand, which was included in operations and maintenance expense in the consolidated statements of income.
These agreements were terminated in June 2016.

(c)	Payroll and Employee Related Costs
Employees that operate the Company’s facilities are employed by NRG and the Company is charged for actual costs incurred by NRG in connection with the provision of employees and benefits inclusive of pension and post-retirement costs. The Company incurred $42.9 million, $35.7 million and $36.0 million for the years ended December 31, 2018, 2017 and 2016, respectively, recorded as operations and maintenance expense. Amounts due to NRG as of December 31, 2018 and 2017 were $5.5 million and $0, respectively. Liabilities associated with pension and post-retirement benefit plans have not been pushed down to the Company.
Due to the sale of the Company, these services have been terminated as of February 4, 2019.

(d)	Administrative Agreements and Corporate Allocations
The Company and its subsidiaries reimbursed NRG for the cost of regional employees that provide support services for the facilities. Also, NRG provides the Company with commercial operations, technical services, human resources, regulatory and public affairs, accounting, tax, legal, information systems, treasury, risk management, asset management and certain executive management personnel. NRG allocates these costs to the Company based on the Company’s planned operating expenses relative to all of the operating subsidiaries to which NRG provides similar services. Management believes this method of allocation is reasonable. These allocations and charges are not necessarily indicative of what would have been incurred had the Company been a standalone entity. These direct and indirect costs totaled $12.1 million, $23.6 million, and $32.7 million for years ended December 31, 2018, 2017,

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

and 2016, respectively, which were recorded primarily in general and administrative expense in the Company’s consolidated statements of income, with the corresponding amounts reflected as a contribution by the member in the consolidated statements of member’s equity and consolidated balance sheets.
Due to the sale of the Company, these services have been terminated as of February 4, 2019.

(e)	Intercompany Cash Management Program
As of December 31, 2017 and 2016, the Company participated in a cash management program where cash balances were transferred to central concentration accounts to fund working capital and other needs of the respective participants. There were no amounts due under this arrangement as of December 31, 2017 and 2016.
These services were terminated as of December 31, 2017.

(11)	Income Taxes
The Company is included in the consolidated income tax return filings as a wholly owned subsidiary of NRG Energy Inc. Reflected in the consolidated financial statements and notes below are separate company federal and state income tax provisions, as of the years ended 2018, 2017 and 2016, as if the Company was a standalone entity. The provision for income taxes consists of the following in the consolidated statements (in thousands):

	For the year ended December 31, 2018	For the year ended December 31, 2017	For the year ended December 31, 2016
Current
Federal	$16,425	30,202	21,790
State	4,170	5,531	4,007
	20,595	35,733	25,797

Deferred
Federal	3,103	(20,812)	13,024
State	(917)	(1,587)	2,058
	2,186	(22,399)	15,082

Total income tax expense	22,781	13,334	40,879

The components of the net deferred income tax liabilities on the consolidated balance sheets were (in thousands):

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

	As of December 31, 2018	As of December 31, 2017
Deferred tax liabilities
Derivatives, net	$2,637	728
Difference between book and tax basis of property	50,412	55,396

Total deferred tax liabilities	53,049	56,124

Derivative tax assets
Deferred compensation, accrued vacation and other reserves	3,237	3,375
Difference between book and tax basis of contracts	12,503	17,066
Intangibles amortization	1,384	1,627
Other	928	981

Total deferred tax assets	18,052	23,049

Net deferred tax liability	$34,997	33,075

The effective income tax rates differ from the statutory federal income tax rate of 21% (2018) and 35% (2017 and 2016) as follows:

	For the year ended December 31, 2018		For the year ended December 31, 2017		For the year ended December 31, 2016

Income before tax	$91,971		69,302		101,485
Tax at federal statutory rate	19,314	21.0%	24,255	35.0%	35,520	35.0%
State taxes, net of federal benefit	3,446	3.7%	5,521	8.0%	5,345	5.3%
Permanent adjustments	21	0.0%	19	0.0%	14	0.0%
Tax reform	—	0.0%	(16,461)	-23.8%	—	0.0%

Income tax expense	$22,781	24.8%	13,334	19.2%	40,879	40.3%

For the years ended December 31, 2018, 2017 and 2016 the company’s overall effective tax rate was different than the statutory rate of 21%, 35% and 35%, respectively, primarily due to state tax expense.
In addition, for the year ended December 31, 2017, the Company recognized a deferred tax benefit of $16.5M due to the reduction in the corporate income tax rate from 35% to 21% in accordance with the Tax Cuts and Jobs Act of 2017.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

(12)	Commitments

(a)	Long-term Power Supply Contracts
The Company has long-term power supply contract commitments with nine distribution cooperatives to provide energy, capacity and transmission services. The agreements are standardized into three types, Form A, B, and C.

Form A Agreements
Six of the distribution cooperatives entered into Form A power supply agreements. The Form A agreement is an all-requirements power supply agreement which has an initial term of 25 years, commencing on March 31, 2000. After the initial term, the agreement continues on a year-to-year basis, unless terminated by either party giving five years advance notice.
Under the Form A power supply agreement, Louisiana Generating LLC, a subsidiary of the Company, is obligated to supply the distribution cooperative all of the energy and capacity required by the distribution cooperative for service to its retail customers although the distribution cooperative has certain limited rights under which it can purchase energy and capacity from third parties.
The Company must contract for all transmission service required to serve the distribution cooperative and will pass through the costs of transmission service to the cooperative. The Company is required to supply at its cost, without pass through, control area services and ancillary services which transmission providers are not required to provide.
The Company owns and maintains the substations and other facilities used to deliver energy and capacity to the distribution cooperative and charges the cooperative a monthly specific delivery facility charge for such facilities, any additions to, or new delivery facilities. The initial monthly charge is 1% of the value of all of the distribution cooperative’s specific delivery facilities. The cost of additional investment during the term of the agreement will be added to the initial value of the delivery facilities to calculate the monthly specific delivery facility charge. Louisiana Generating LLC charges the distribution cooperative a demand charge, a fuel charge and a variable operation and maintenance charge. The demand charge consists of two components, a capital rate and a fixed operation and maintenance rate.

Form B Agreement
One distribution cooperative selected the Form B Power Supply Agreement. The term of the Form B power supply agreement commences on March 31, 2000, and ends on December 31, 2024. The Form B power supply agreement allows the distribution cooperative the right to elect to limit its purchase obligations to “base supply” or also to purchase supplemental supply.” Base supply is the distribution cooperative’s ratable share of the generating capacity purchased by Louisiana Generating LLC from Cajun Electric. Supplemental supply is the cooperative’s requirements in excess of the base supply amount. The distribution cooperative, which selected the Form B agreement, also elected to purchase supplemental supply.
Louisiana Generating LLC charges the distribution cooperative a monthly specific delivery facility charge of approximately 1.75% of the depreciated net book value of the specific delivery facilities, including additional investment. The distribution cooperative may assume the right to maintain the specific delivery facilities and reduce the charge to 1.25% of the depreciated net book value of the specific delivery facilities. Louisiana Generating LLC also charges the distribution cooperative its ratable share of 1.75% of the depreciated book

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

value of common delivery facilities, which include communications, transmission and metering facilities owned by Louisiana Generating LLC to provide supervisory control and data acquisition, and automatic control for customers.
For base supply, Louisiana Generating LLC charges the distribution cooperative a demand charge, an energy charge and a fuel charge. The demand charge for each contract year is set forth in the agreement and is subject to increase for environmental legislation or 24 occupational safety and health laws enacted after the effective date of the agreement. Louisiana Generating LLC can increase the demand charge to the extent its cost of providing supplemental supply exceeds $400/MW. The energy charge is fixed through 2004, and decreases slightly for the remainder of the contract term. The fuel charge is a pass-through of fuel and purchased energy costs. The distribution cooperative may elect to be charged based on a guaranteed coal fired heat rate of 10,600 Btu/kWh. Louisiana Generating LLC will offer additional fixed fuel factors for five-year periods that may be elected. For the years after 2008, the distribution cooperative may also elect to have its charges computed under the pass-through provisions with or without the guaranteed coal-fired heat rate.

Form C Agreements

Two distribution cooperatives elected the Form C power supply agreement. The Form C power supply agreement is identical to the Form A power supply agreement, except for the following:
The term of the Form C power supply agreement was for four years following the acquisition of the Cajun Electric facilities. In October 2003, the Louisiana Public Service Commission approved contract extensions for the Form C distribution cooperatives for terms of an additional ten years. The Company charges the distribution cooperatives a demand rate, a variable operation and maintenance charge and a fuel charge. Per the agreement, the distribution cooperative is obligated to purchase the specific delivery facilities for a purchase price equal to the depreciated book value upon termination of the agreement.
Louisiana Generating LLC must contract for all transmission services required to serve the distribution cooperatives and passes through the costs of transmission service to the cooperatives. Louisiana Generating LLC is required to supply at its cost, without pass-through, control area services and ancillary services which transmission providers are not required to provide.
Louisiana Generating LLC owns and maintains the substations and other facilities used to deliver energy and capacity to the distribution cooperative and charges the cooperative a monthly specific delivery facility charge for such facilities; any additions to, or new delivery facilities. The initial monthly charge is 1% of the value of all of the distribution cooperative’s specific delivery facilities. The cost of additional investment during the term of the agreement will be added to the initial value of the delivery facilities to calculate the monthly specific delivery facility charge.

(b)	Other Lease Commitments
The Company leases a variety of facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2022. Rental expense under these operating leases was $87 thousand, $92 thousand and $69 thousand for the years ended December 31, 2018, 2017 and 2016, respectively, recorded in operating and maintenance expense.

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

Future minimum lease commitments under these leases as of December 31, 2018 are estimated as follows (in thousands):

Year ending December 31:
2019	546
2020	546
2021	3
2022	3

$1,098

(13)	Contingencies

In the normal course of business, the Company is subject to various claims and litigation. The Company believes that is has valid defenses to these legal proceedings and intends to defend them vigorously. The Company records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss, or range of loss, can be reasonably estimated. As applicable, the Company has established an adequate reserve for the matters discussed below.

Washington - St. Tammany and Claiborne Electric Cooperative v. LaGen - On June 28, 2017, plaintiffs Washington-St.Tammany Electric Cooperative, Inc. and Claiborne Electric Cooperative, Inc. filed a lawsuit against the LaGen in the United States District Court for the Middle District of Louisiana. The plaintiffs claim breach of contract against LaGen for allegedly improperly charging the plaintiffs for costs related to the installation and maintenance of certain pollution control technology. Plaintiffs seek damages for the alleged improper charges and a declaration as to which charges are proper under the contract. On September 14, 2017, the court issued a scheduling order setting this case for trial on October 21, 2019. LaGen filed its answer and affirmative defenses on November 17, 2017. On February 4, 2019, NRG completed the sale of the Company to Cleco, including the entities subject to this litigation. However, NRG has agreed to indemnify Cleco for certain losses suffered in connection therewith.

Illinois Union Insurance Company Litigation (ILU) - On October 2, 2015, the U.S. District Court for the Middle District of Louisiana issued an order granting LaGen’s motion for summary judgment on its claims for declaratory judgment and breach of contract against ILU for its failure to indemnify LaGen for the costs the Company paid pursuant to the consent decree that resolved the New Source Review lawsuit which was brought by the U.S. EPA and LA DEQ against LaGen related to Big Cajun II. The court entered judgment in favor of the Company for approximately $27 million. In addition, the court ruled that LaGen is entitled to approximately $7 million for future consent decree costs as they are incurred. On October 14, 2015, ILU filed a motion to stay execution of the judgment, which was granted on October 19, 2015. Also, on October 14, 2015, ILU filed a notice to appeal the judgment. On January 14, 2016, the U.S. District Court granted LaGen’s motion for attorney's fees of approximately $2 million for the indemnity phase of the litigation. On January 29, 2016, ILU filed an appeal brief with the U.S. Court of Appeals for the Fifth Circuit. The Court of Appeals issued a decision on August 4, 2016 which vacated the summary judgment ruling and remanded the case to the U.S. District Court. LaGen reached a settlement of its lawsuit against ILU and the case was dismissed on June 13, 2017.

Per the settlement, ILU agreed to pay the LaGen $30 million to settle all outstanding issues. Entergy, as co-owner of Big Cajun II, Unit 3, is expected to be allocated a portion of the ILU proceeds. The amount allocated to Entergy, if any, will be determined by ongoing litigation and negotiations. The Company has estimated this

NRG SOUTH CENTRAL GENERATING LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2018, 2017 and 2016

amount to be approximately $10 million and has recorded this amount in accrued expense and other current liabilities as of December 31, 2018 and 2017. However, NRG has agreed to indemnify Cleco for certain losses suffered in connection therewith.

The remaining $19.9 million was recorded as a gain in the consolidated statements of income for the year ending December 31, 2017. Additionally, $10 million was deposited into a separate account representing the proposed settlement with Entergy. The Company has recorded this as a deposit in the consolidated balance sheet at December 31, 2018 and 2017.

(14)	Subsequent Events

Upon the closing of the sale of the South Central Portfolio to Cleco, NRG entered into a lease agreement with Cleco to leaseback the Cottonwood facility through 2025. See note 1, Nature of Business, for additional information.

The Company has evaluated subsequent events from the balance sheet date through April 15, 2019, the date at which the consolidated financial statements were available to be issued and determined that there are no other items to disclose.